Exhibit 10.04

VIISAGE TECHNOLOGY, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 29th day of August 2006, between Viisage Technology, Inc., a Delaware corporation (the “Company”), and Mark S. Molina (“Employee”).

BACKGROUND

A. The Company desires to assure the services of Employee from the date (the “Effective Date”) of the closing of the merger of VIDS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company with and into Identix Incorporated, a Delaware corporation, pursuant to an Agreement and Plan of Reorganization dated January 11, 2006 (the “Merger”).

B. The term of the Agreement shall be for the number of years after the Effective Date as indicated on Schedule A hereto (the “Term”), and Employee is willing to be employed by the Company during the Term, all on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Duties. As of the Effective Date and through the Term, Employee shall be an employee and serve the Company in the capacity as is set forth on Schedule A, with authority and responsibilities commensurate with such position, including without limitation the authority and responsibilities set forth on Schedule A. During the Term, Employee shall devote all of Employee’s business time, energy, and skill to the affairs of the Company. During the Term, Employee shall report directly to the person indicated on Schedule A.

2. Term of Employment.

2.1 Definitions. For purposes of this Agreement the following terms shall have the following meanings:

(a) “Change in Control” shall mean the occurrence of any one of the following: (i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the election to a majority of the seats of the Board of Directors of the Company of candidates who were not proposed by a majority of the Board in office prior to the time of such election; or (iii) the dissolution or liquidation (partial or total) of the Company or a sale of assets involving fifty percent (50%) or more of the assets of the Company and its subsidiaries taken as a whole (other than the disposition of a subsidiary), or a merger, reorganization or other transaction or series of related transactions pursuant to which the holders, as a group, of all of the shares of the Company outstanding prior to the merger, reorganization or other transaction hold, as a group, less than fifty percent (50%) of the shares of the Company outstanding after the merger, reorganization or other transaction. For purposes of this definition, a “Change in Control” does not include the Merger.

(b) “Resignation for Good Reason” shall mean a voluntary resignation of employment by Employee as a result of (i) any change in Employee’s authority, duties and responsibilities, that is materially adverse and inconsistent with his position with the Company; (ii) any change in the reporting structure of the Company such that Employee is no longer reporting to the person indicated on Schedule A; (iii) an adverse change in Employee’s title; (iv) a decrease in Employee’s base salary or eligible bonus percentage of base salary or a decrease in Company benefits in effect as of the Effective Date, or as may be increased thereafter from time to time, other than, solely in the case of a decrease in Company benefits, changes made to the Company’s benefit plans generally made available to Company employees or other executive officers; (v) an involuntary relocation of the Employee due to a change by the Company in the location at which the Employee performs Employee’s principal duties for the Company to a new location that is more than twenty five (25) miles from Stamford, Connecticut; or (vi) in the event of a Change in Control, the failure of the Company to cause any successor to the Company to expressly assume and agree to perform this Agreement; provided, that for each of items (i) through (vi), Employee notifies the Company on or prior to any such resignation of the reason for such resignation and the Company fails to cure such event within thirty (30) days thereafter.

(c) “Termination For Cause” shall mean termination by the Company of Employee’s employment by the Company (i) by reason of Employee’s commission of, or pleading guilty to, a felony or a crime or other material conduct or misconduct involving fraud or moral turpitude; (ii) by reason of Employee’s fraud or deliberate injury or attempted injury to the Company; (iii) by reason of Employee willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company; (iv) by reason of Employee’s continued failure to substantially perform for the Company the normal material duties related to Employee’s position (other than failure resulting from incapacity due to disability or death) which failure continues for sixty (60) days following the Employee’s receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, or (v) by reason of Employee’s willful breach of this Agreement in any material respect which breach is not cured for thirty (30) days following Employee’s receipt of written notice of such breach.

(d) “Termination Other Than For Cause” shall mean termination by the Company of Employee’s employment by the Company (other than in a Termination For Cause). Included within the definition of “Termination Other Than For Cause” shall be (i) Employee’s death during the Term; (ii) termination of Employee’s employment by the Company based on Employee’s failure to perform Employee’s duties under this Agreement on account of illness or physical or mental incapacity for a period of more than three (3) consecutive months or (iii) any other involuntary termination that does not constitute a Termination For Cause.

(e) “Voluntary Termination” shall mean termination by Employee of Employee’s employment with the Company upon thirty (30) days’ written notice to the Company, excluding termination by reason of Resignation for Good Reason as described in Section 2.1(b) and termination by reason of Employee’s death or disability as described in Section 2.1(d).

2.2 Term. The term of employment of Employee by the Company shall commence on the Effective Date and shall continue for the Term unless extended by mutual written agreement of Employee and the Company or earlier terminated as provided in this Agreement. Notwithstanding the foregoing, unless notice is given by either party and received by the other party at least sixty (60) days prior to the scheduled expiration date of the Term or the scheduled expiration date of any twelve-month renewal period of the Term pursuant to this Section 2.2, then the Term (as used in this agreement, the “Term” includes the term of any twelve-month renewal period pursuant to this Section 2.2) shall automatically be extended for an additional period of twelve months beginning on the scheduled expiration date of the then current Term.

2.3 Termination For Cause. Termination For Cause may be effected by the Company at any time during the Term and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued but unpaid salary, and all accrued but unpaid vacation pay, all to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus, other than as required by law or pursuant to the Company’s benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy.

2.4 Termination Other Than For Cause or Resignation for Good Reason; Failure to Renew Agreement.

(a) Notwithstanding anything else in this Agreement, the Company may effect a Termination Other Than For Cause at any time after giving at least thirty (30) days notice to Employee of such termination or pay in lieu of such notice, and Employee may effect a Resignation for Good Reason in accordance with procedures set forth in Section 2.1(b). Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason: (a) Employee shall immediately be paid all accrued but unpaid salary and bonus, and all accrued but unpaid vacation pay, all to the effective date of termination; (b) as severance compensation, Employee shall continue to be paid Employee’s then current base salary for the period set forth on Schedule A from the effective date of Termination Other Than For Cause or Resignation for Good Reason (“Severance Period”); provided, that Employee shall have the right, exercisable in Employee’s sole judgment, to be immediately paid, in one-lump sum payment, an amount equivalent to Employee’s base salary for 24 months, rather than receiving such amount in regular payments over the term of the Severance Period, or alternatively, Employee shall have the right, exercisable in Employee’s sole judgment, to be immediately paid, in an initial lump sum payment, an amount equivalent to Employee’s base salary for 12 months (one-half of the period set forth on Schedule A) and to be paid in a subsequent lump sum payment on the first anniversary of such effective date of Termination Other Than For Cause or Resignation for Good Reason an amount equivalent to Employee’s base salary for 12 months (one-half of the period set forth on Schedule A), rather than receiving such aggregate amount in regular payments over the term of the Severance Period; (c) until the earlier of twelve (12) months following the effective date of Termination Other Than For Cause or Resignation for Good Reason or when provided by a successor employer, the Company shall make COBRA payments to continue Employee’s medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee’s term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination); (d) Employee shall receive such other benefits, if any, as are set forth on Schedule A and (e) notwithstanding any provision of any plan or agreement to the contrary, all options to purchase Common Stock and other stock-based awards for the benefit of Employee granted or assumed by the Company, whether prior to or after the Effective Date, shall fully vest immediately and Employee shall have the number of months set forth on Schedule A from the effective date of termination to exercise such options, but Employee shall not be paid any other compensation or reimbursement of any kind, other than as required by law or pursuant to the Company’s benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy. If any Termination Other Than For Cause is the result of the death of Employee, all payments payable under this Section 2.4 (other than life insurance benefits) shall be paid to Employee’s heirs or legal representative.

(b) If the Term is not renewed or extended for at least twelve (12) months on any expiration of the Term, then: (i) Employee shall immediately be paid all accrued, but unpaid salary and bonus, and all accrued, but unpaid vacation pay, all to the date of such expiration; and (ii) as severance compensation, Employee shall continue to be paid Employee’s then current monthly base salary for the shorter of (A) a period of 24 months from the date of the expiration of the Term or (B) the period ending on the date on which Employee commences new employment on a full time basis (“New Employment”). The foregoing payment period is referred to as the “Non-Renewal Severance Period”. Employee shall have no obligation to accept full or part time employment with any person or party unless he deems such position satisfactory in his sole judgment. Employee shall use reasonable efforts to obtain New Employment during the Non-Renewal Severance Period. Employee shall promptly notify the Company on the date that Employee commences New Employment. In addition: (a) Until the earlier of twelve (12) months following the effective date of any expiration of this Agreement or when provided by a successor employer, the Company shall make COBRA payments to continue Employee’s medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee’s term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination); and (b) notwithstanding any provision of any plan or agreement to the contrary, all options to purchase Common Stock and other stock-based awards for the benefit of Employee granted or assumed by the Company, whether prior to or after the Effective Date, shall fully vest immediately and Employee shall have the number of months set forth on Schedule A from the effective date of termination to exercise such options, but Employee shall not be paid any other compensation or reimbursement of any kind, other than as required by law or pursuant to the Company’s benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy.

2.5 Voluntary Termination. In the event of a Voluntary Termination, the Company shall immediately pay to Employee all accrued but unpaid salary, and all accrued but unpaid vacation pay, all to the effective date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus, other than as required by law or pursuant to the Company’s benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy.

2.6 Change in Control. If a Change in Control shall have occurred during the Term, in addition to any rights Employee may have under applicable stock option plans and/or stock option agreements with the Company and in addition to any additional Change in Control rights set forth on Schedule A, the following shall apply:

(a) (i) If the Change in Control occurs when the Term has more than 12 months remaining, then the then current Term shall not be changed.

(ii) If the Change in Control occurs when the Term has 12 months or less remaining, then the then current Term shall be extended to the first anniversary of the Change in Control.

(b) (i) If a Change in Control shall have occurred during the Term, and if any of the payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) (all such payments and benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the “Total Payments”) will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the Company shall pay, at the times specified in Section 2.6(b)(iv), to the Employee an additional amount or amounts (the “Gross-Up Payment”) such that the net amount paid to or for the benefit of the Employee after the deduction of all federal and state income, excise, employment and any other taxes applicable thereto (but only to the extent imposed on the Employee) shall be equal to what it would have been had Section 4999 not been enacted..

(ii) Determinations of whether and to what extent the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the members of the Company’s Board of Directors immediately prior to the Change in Control. Tax Counsel may employ accountants, actuaries, economists, appraisers or other experts as he or she shall deem necessary to make the determinations required under this Paragraph (b)(ii). All fees and expenses of the Tax Counsel and those persons employed by Tax Counsel in order to make the determinations required under this Paragraph (b)(ii) shall be borne solely by the Company.

(iii) The Gross-Up Payment shall be made upon the payment to the Employee of the Total Payments (or at the discretion of Employee, the Gross-Up Payment shall be made in installments as the Total Payments are paid to Employee), unless it is initially determined by the Company or the Tax Counsel that the Total Payments are not subject to the Excise Tax but after payment of the Total Payments, it is finally determined following the proceedings set forth in Section 2.6(b)(iv) and (v) that the Total Payments are subject to the Excise Tax, in which case the Gross-Up Payment shall be made upon the imposition upon the Employee of the Excise Tax.

(iv) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Employee;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to control any proceedings relating to such claim as provided below;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax imposed upon the Total Payments (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(v) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable the Company to contest such claim, the Employee may limit this extension solely to such claim. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up

Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Employee’s consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

(vi) In the event that the Employee receives a refund of the Excise Tax previously paid, the Employee shall repay to the Company, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Employee from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Employee’s Federal, state and local income tax resulting from such repayment, and in such case it shall be assumed that the repayment is deductible, and that the Employee paid all such taxes at the highest applicable rates. If, after the receipt by the Employee of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

3. Salary and Benefits.

3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the Company shall initially pay to Employee a “base salary” at the rate indicated on Schedule A, subject to deductions, payable bi-weekly in the same manner as other Company employees receive their base compensation.

3.2 Bonus. Employee shall be eligible for an annual bonus as indicated on Schedule A.

3.3 Fringe Benefits. Employee shall be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to employees or executive officers of the Company. Such benefits shall at a minimum include medical, dental, 401(k) plan and term life insurance. Term life insurance coverage for Employee shall be provided and maintained by the Company in an amount equal to no less than the greater of (1) the amount of life insurance coverage currently provided by Identix for Employee immediately prior to the date first above written, or (2) the amount of life insurance coverage provided to the Company’s other executive officers generally, in each case at the Company’s sole cost at all times during the Term. In addition, Employee shall be entitled to any fringe benefits set forth on Schedule A.

3.4 Initial Stock Option or Restricted Stock Award. On the Effective Date, Employee will be granted initial equity based compensation as set forth on Schedule A.

3.5 Insurance. During the Term, the Company agrees to keep in place a directors and officers insurance policy with coverage in an amount similar to the amount of coverage provided for other Company officers and directors. Concurrently with the execution of this Agreement, the Company and Employee shall enter into an Indemnification Agreement in the form of Exhibit B hereto.

4. Annual Performance Review. The Company shall perform an annual review of Employee’s performance and, in the discretion of the CEO and the Board of Directors of the Company, make appropriate increases in Employee’s base salary and determine whether additional equity based compensation awards should be recommended to the Board of Directors of the Company.

5. Confidentiality, Intellectual Property and Noncompetition.

5.1 Confidentiality. The Employee agrees that during the Term and hereafter:

(a) The Employee has not and will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as reasonably necessary or advisable in connection with the performance of the Employee’s duties for the Company, or except to the extent required by law (but only after the Employee, to the extent practicable given the nature of the legal requirement, has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all information concerning the business of the Company or of any of its subsidiaries (“Related Companies”), or any customer or vendor of any of the Related Companies, (whether or not subject to copyright, patent or other intellectual property protection) that has an independent economic value from not being readily known, is not ascertainable by proper means by others and is not generally known to the public, or which would constitute a trade secret as may be defined by the Uniform Trade Secrets Act or under the laws governing this Agreement, and any oral, electronic or written communications thereof, including, but not limited to, specifications, designs, concepts, plans, programs, software, other developments relating to products and services, proposal plans, marketing data and financial information, and all copies and tangible embodiments thereof (in whatever form or medium); provided, that Confidential Information shall not include any information that is publicly available through no fault of the Employee or disclosed pursuant to applicable securities laws.

(b) The Employee has not and shall not make use whatsoever, directly or indirectly, of any Confidential Information at any time, except as reasonably necessary or advisable in connection with the performance of the Employee’s duties for the Company.

(c) Upon the Company’s request at any time and for any reason, the Employee shall immediately deliver to the Company all materials (whether in electronic or hard copy form) in the Employee’s possession which contain or relate to Confidential Information.

5.2 Intellectual Property.

(a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein

(collectively, the “Developments”) made by the Employee, either alone or in conjunction with others, at any time or at any place during his service with the Company, whether or not reduced to writing or practice during such period, which relate to the business in which any Related Company is then engaged or in which any Related Company then intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Employee. Any Developments employed and made by the Employee, either solely or jointly with others, within six months following the termination of the Employee’s services hereunder that relate to the Company’s actual day-to-day operations or core competencies in which the Employee was actively involved, shall be irrefutably presumed to have been made in the course of such employment with the use of the Company’s time, materials or facilities. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Employee are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company without any further compensation to the Employee.

(b) If, and to the extent, any of the Developments is not considered a “work for hire,” the Employee shall, without further compensation, assign to the Company and does hereby assign to the Company, the Employee’s entire right, title and interest in and to all Developments. At the Company’s expense and at the Company’s request, the Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce, defend and/or maintain the Company’s proprietary rights in the Developments throughout the world. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Employee’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by the Employee.

5.3 Noncompetition. The Employee acknowledges and agrees that in the performance of this Agreement, he will be brought into frequent contact, either in person, by telephone, through electronic means or through the mails, with existing and potential customers of the Company. The Employee also acknowledges that any Confidential Information gained by him during the Term has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. The Employee further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that the Employee not compete with the Company during the Term and not compete with the Company for a reasonable period after the Term, as further provided in the following provisions. Accordingly, the Employee agrees that so long as he is an employee of the Company and for 12 months thereafter:

(a) The Employee will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, other than the Company or a Related Company, engage in or assist any other person or entity to engage in any business which directly or indirectly competes with any business in which the Company or any Related Company is engaging or in which the Company or any Related Company plans to engage or is actively evaluating engaging, during or at the time of the termination of the Employee’s engagement hereunder, anywhere in the United States or anywhere else in the world where the Company or any Related Company does business, or plans to do business or is actively evaluating doing business; provided that nothing contained herein shall prohibit the Employee from being a passive owner of less than one percent (1%) of the outstanding stock or any class of securities of any corporation or other entity which is publicly traded or privately held; and

(b) The Employee will not, directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company or any Related Company, or offer employment or any consulting arrangement to, or otherwise materially interfere with the business relationship of the Company or any Related Company with, any person or entity who is, or was within the one year period immediately prior to the termination of the Employee’s engagement hereunder, (i) employed by or a consultant to the Company or any Related Company or (ii) a customer or client of, supplier to or other party having material business relations with the Company or any Related Company.

5.4 Remedies. Without limiting the remedies available to the Company and any Related Company, the Employee acknowledges that a breach of any of the covenants contained in this Section 5 could result in irreparable injury to the Company and, as applicable, a Related Company, for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company and any affected Related Company, as the case may be, shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Employee from engaging in any activities prohibited by this Section 5 or such other equitable relief as may be required to enforce specifically any of the covenants contained in this Section 5. The foregoing provisions and the provisions of this Section 5 shall survive the term of this Agreement and the termination of the Employee’s engagement hereunder, and shall continue thereafter in full force and effect.

6. Miscellaneous.

6.1 Waiver. The waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

6.2 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or nationally recognized overnight courier or twelve (12) hours after facsimile transmission to the persons identified below or five (5) days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

If to the Company:

Address:	177 Broad Street
Stamford, CT 06901

Attn:

Facsimile:

Telephone No.:

- with a copy to -

Viisage Technology, Inc.
177 Broad Street
Stamford, CT 06901
Attention: Chief Financial Officer
Facsimile:

If to Employee:

To the address indicated on Schedule A

Any party may change its address for notices by notice duly given pursuant to this Section 6.2.

6.3 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the parties.

6.4 Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts entered into and wholly to be performed within the State of Connecticut by residents thereof. Employee hereby submits to the jurisdiction and venue of the state or federal courts of the State of Connecticut, County of Fairfield, for any legal action arising from or connected with this Agreement. Employee agrees that service upon Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 6.2

6.5 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by Employee or by the Company (except in connection with the merger or consolidation of the Company with or into another entity or the sale by the Company of all or substantially all of its assets), provided, that if such event constitutes a Change in Control of the Company, the Company shall cause its successor to expressly assume and agree to perform this Agreement.

6.6 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

6.7 Withholdings. All sums payable to Employee hereunder shall be reduced by all Federal, state, local and other withholding and similar taxes and payments required by applicable law.

6.8 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

6.9 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement (together with the Indemnification Agreement and the Intellectual Property, Confidentiality and Noncompetition Agreement entered into by Employee) represent the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against the Company unless signed by the Chairman of the Board or Chief Executive Officer of the Company.

6.10 Section 4.09A. To the extent that this Agreement and the benefits it provides are or become subject to Section 409A(a)(1), Employee and the Company agree to cooperate in an attempt to make amendments to the terms of the Agreement in order to avoid the imposition of penalties and additional taxes under Section 409A of the Internal Revenue Code, as amended; provided however, that Employee and the Company shall not be under any obligation to enter into any amendment and no amendment shall (i) materially increase the cost to, or liability of, the Company with respect to any payments under the Agreement, or (ii) materially decrease the value of benefits provided to Employee under the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VIISAGE TECHNOLOGY, INC.

By	/s/ Robert V. LaPenta
Name:	Robert V. LaPenta
Title:	Chairman of the Board, President
and Chief Executive Officer

/s/ Mark S. Molina
MARK S. MOLINA

EMPLOYMENT AGREEMENT

SCHEDULE A

	Name and Address of Employee:	Mark S. Molina
Section of Agreement

Recital B:	Term of Agreement:	Three (3) years plus the term of any renewal/extension from time to time under the Agreement.

1.	Capacity, authority and responsibilities:	Executive Vice President, Chief Legal Officer & Secretary, responsible for the worldwide legal affairs of the Company and its subsidiaries and divisions, with direct supervisory & reporting authority over all legal functions & personnel within the Company and its subsidiaries and divisions and all outside counsel engaged by the Company and its subsidiaries and divisions. Secretary to Board and its Committees.

1.	Person report to:	Chief Executive Officer

2.4(a)	Severance Period:	24 months

2.4(a)	Severance Salary Payment:	24 months

2.4(a)	Post-termination exercise period for options after Termination Other Than For Cause or Resignation for Good Reason:	18 months

2.4(b)	Exercise period for options on Non-Renewal:	18 months

2.6	Change in Control Additional Rights:	In the event of any separation of employment with the Company or its successor following a Change in Control, the Company or its successor will pay all costs and expenses arising out of or related to the relocation of Employee and his family to any location in the mainland United States (or if alternatively elected by the Employee, the lump sum cash value thereof) on terms no less favorable to Employee than the relocation policy of Identix Incorporated as in effect on the date hereof

3.1	Initial Annual Base Salary:	$285,000

3.2	Annual Bonus:	Employee shall be eligible for annual bonuses with a target amount of 50% his base salary. The actual amount of any annual bonus may be more or less than such target and shall be determined by the CEO in conjunction with the Company’s Compensation Committee and/or the Board of Directors based on the achievement of corporate and individual objectives determined by the Board on an annual basis.

3.3	Fringe Benefits:	1.	Bar dues and continuing legal education fees in all jurisdictions to which employee is admitted & all costs and fees related to admission to the Connecticut bar and cost of continuing legal education.

		2.	Four (4) weeks of vacation annually with rollover credit for all accrued and unused vacation while employed at Identix.

		3.	Free parking at the Company’s headquarters.

3.4	Initial Equity Award	On the Effective Date, Employee will be granted options (under the Company’s 2005 Long-Term Incentive Plan) to purchase 150,000 shares of Company common stock with a per share exercise price equal to the average closing price of Company common stock on Nasdaq (or such other national stock exchange as the Company’s common stock is then listed) on the twenty trading days preceding the Effective Date. These options will have a 10 year term from the date of grant and vest 25% per year over four years, subject to the accelerated vesting and extended exercise provisions of this Agreement.

Initialed by:

Company:	/s/ RVL

Employee:	/s/ MSM